Exhibit 99.1
Hayes Lemmerz Reports 11.4% Sales Increase for Fiscal First Quarter and Stronger Earnings from Operations
Northville, Mich., June 7, 2007 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today reported that sales for the fiscal first quarter ended April 30, 2007 were $561.0 million, up 11.4% from $503.5 million in the year earlier quarter.
The sales increase came from strong international steel and aluminum wheel sales, metals cost recovery and favorable currency fluctuations, the Company said. Sales increased despite a reduction in U.S. sales volumes of $27 million, due primarily to closure of a wheel plant and lower components volume, the Company said.
For the fiscal first quarter, the Company reported Adjusted EBITDA of $54.6 million, up $9.2 million from $45.4 million a year earlier and earnings from operations of $20.1 million, up from the $7.4 million a year earlier. The Company reported a loss from continuing operations of $10.8 million, improved from a loss of $17.1 million in the year earlier quarter. The Company also reported a $4.5 million loss from discontinued operations compared to a loss of $0.5 million a year earlier, resulting in a net loss of $15.3 million, compared with a year earlier loss of $17.6 million. Free cash flow for the first quarter, excluding the effects of the Company’s accounts receivables securitization program, was negative $5.0 million, compared to positive $12.1 million in the first quarter of fiscal 2006, which included a one-time customer terms adjustment.
“We continue to reap benefits from our international expansion and our relentless focus on improving operational efficiency,” said Curtis Clawson, President, Chief Executive Officer and Chairman of the Board. “Our wheel volumes were up approximately 16% in low cost regions. Earnings from operations increased significantly compared with 2006 and operating margins continue to improve. I am happy about these results especially in the face of an 8% decrease in North American production by the Domestic Big Three automakers,” he said.
On May 30, the Company announced that it had successfully completed recapitalization transactions that included a $180 million equity rights offering and a direct investment by Deutsche Bank Securities, Inc. of $13.1 million, approximately $495 million of senior secured debt issued by a European subsidiary and 8 1/4% senior notes due 2015 of €130 million, also issued by a European subsidiary. The recapitalization is expected to reduce interest cost by approximately $15 million in 2007 and by $24 million annually; for fiscal 2006, the Company’s total interest cost was $76.2 million.
“Our excellent operational progress contributed significantly to the success of our recent refinancing, which raised new equity, retired high cost debt, reduced our leverage, strengthened our balance sheet and improved liquidity by $80 million,” Mr. Clawson said. “We were happy to see high demand for the bond and bank debt, and oversubscription of the equity rights offering.”

The Company also announced today that it is reaffirming its earnings guidance for the full fiscal year 2007 that was updated on May 15, 2007. The Company expects revenue of approximately $2.2 billion for the full fiscal year ending January 31, 2008. Adjusted EBITDA is expected to be in the range of $200 million to $210 million. The Company expects positive free cash flow (excluding securitization impact). Capital expenditures for the year are expected to be approximately $90 to $95 million.
Use of Non-GAAP Financial Information
EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude asset impairment losses and other restructuring charges, reorganization items and other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The Company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. In addition, incentive compensation for management is based on Adjusted EBITDA. Free cash flow is defined as cash from operating activities minus capital expenditures plus cash from discontinued operations and the sale of assets. Management uses free cash flow to identify the amount of cash available to meet debt amortization requirements, pay dividends to stockholders or make corporate investments.
Conference Call
Hayes Lemmerz International, Inc. will host a telephone conference call, today, Thursday, June 7, 2007, at 10:00 a.m. (ET), to discuss the Company’s fiscal year 2007 first quarter financial results. To participate by phone, please dial 10 minutes prior to the call: (888) 295-5935 from the United States and Canada or (706) 758-0212 from outside the United States. Callers should ask to be connected to Hayes Lemmerz earnings conference call, Conference ID# 8999477. The conference call will be accompanied by a slide presentation, which can be accessed this morning through the Company’s web site, in the Investor Kit presentations section at http://www.hayes-lemmerz.com/Investor_Kit/Overview/Presentations/www-presentations.html.
A replay of the call will be available today, June 7, 2007, from 1:00 p.m. (ET) until 11:59 p.m. (ET), June 17, 2007, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to Conference ID#8999477. An audio replay of the call is expected to be available on the Company’s website beginning 48 hours after completion of the call.
Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels, brakes and powertrain components. The Company has 30 facilities and approximately 8,500 employees worldwide.

Forward Looking Statements
This press release contains forward-looking statements with respect to our financial condition and business. All statements other than statements of historical fact made in this press release are forward-looking. Such forward-looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” believe,” and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) competitive pressure in our industry; (2) fluctuations in the price of steel, aluminum, and other raw materials; (3) changes in general economic conditions; (4) our dependence on the automotive industry (which has historically been cyclical) and on a small number of major customers for the majority of our sales; (5) pricing pressure from automotive industry customers and the potential for re-sourcing of business to lower-cost providers; (6) changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money; (7) the uncertainties inherent in international operations and foreign currency fluctuations; (8) our ability to divest non-core assets and businesses; and (9) the risks described in our most recent Annual Report on Form 10-K and our periodic statements filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(Unaudited)

	April 30, 2007	January 31, 2007
ASSETS
Total current assets	637.7	580.6

Property, and plant equipment, net	695.4	680.7
Goodwill, intangibles and other long term assets	435.5	429.9

Total assets	$1,768.6	$1,691.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	483.7	438.9

Long-term debt, net of current portion	663.3	659.4
Pension and other long-term liabilities	435.9	433.8
Minority interest	55.3	57.3
Total stockholders’ equity	130.4	101.8

Total liabilities and stockholders’ equity	$1,768.6	$1,691.2

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions of dollars)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	April 30, 2007	April 30, 2006
Net sales	$561.0	$503.5
Cost of goods sold	499.5	456.6

Gross profit	61.5	46.9
Marketing, general and administration	38.6	34.6
Asset impairments and other restructuring charges	2.4	3.5
Other income, net	0.4	1.4

Earnings from operations	20.1	7.4
Interest expense, net	18.3	16.9
Other non-operating (income) expense	0.3	0.2

Earnings before income taxes and minority interest	1.5	(9.7)
Income tax provision	8.6	5.5

Loss before minority interest	(7.1)	(15.2)
Minority interest	3.7	1.9
Loss from discontinued operations	(4.5)	(0.5)

Net loss	(15.3)	(17.6)

Loss per common share data
Basic and diluted:
Loss from continuing operations	$(0.27)	$(0.45)
Loss from discontinued operations	(0.11)	(0.01)

Net loss	$(0.38)	$(0.46)

Weighted average shares outstanding (in millions)	39.3	38.1

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(Unaudited)

	Actual	Actual
	Three Months	Three Months
	Ended	Ended
	April 30, 2007	April 30, 2006
Cash provided by operating activities	$14.9	$36.8

Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(16.6)	(10.9)
Proceeds from sale of assets	—	0.2
Capital contribution by minority shareholders	—	0.4

Cash used for investing activities	(16.6)	(10.3)

Cash flows from financing activities:
Changes in bank borrowings and credit facility	(0.6)	(0.6)
Borrowings of long term debt	8.4	(0.2)
Bank finance fees paid	—	(2.9)
Dividends paid to minority shareholders	(5.5)	(1.0)

Cash provided by/ (used for) financing activities	2.3	(4.7)

Net cash provided by (used for) discontinued operations	23.7	(13.6)
Effect of exchange rate changes on cash and cash equivalents	2.0	1.9

Increase in cash and cash equivalents	26.3	10.1
Cash and cash equivalents at beginning of period	38.4	42.3

Cash and cash equivalents at end of period	$64.7	$52.4